UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2005

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events and Required FD Disclosure.

Attached as an exhibit is the Company’s press release regarding

“Ground breaking of Global Containment Systems, Inc.” operations in

South Carolina, dated January 4, 2005.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:

January 4, 2005

FLANDERS CORPORATION

By:  /s/  Steven K. Clark

Steven K. Clark

Chief Executive Officer

EXHIBIT INDEX

99.1	Press release regarding “Ground breaking of Global Containment Systems, Inc.’s” operations in South Carolina.

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Corporation (Nasdaq:FLDR), announced today the ground breaking for its 400,000 square foot Aiken, South Carolina facility, on 130 acres of recently purchased land by the corporation.  This represents the culmination of a long term effort by the Aiken/Edgefield Economic Development Partnership and the State of South Carolina in bringing Flanders Corporation and its wholly owned subsidiary Global Containment Systems, Inc. to South Carolina.

Flanders is waiting for the finalization of an agreement to exchange land with the Department of Energy to facilitate better egress to the property.  Once this agreement is complete, construction of the Global Containment System building should begin.

John Troutman, Chairman, Economic Development Partnership, in welcoming Flanders to the Aiken community stated “we are excited that Flanders decided to invest here in our local community and look forward to significant increases in both employment and economic activity.”  He indicated that this expansion will continue to support the critical new missions being undertaken by the Savannah River National Laboratory.

Duke Cogema Stone & Webster has notified Global Containment Systems that it is a qualified supplier for this project.

Mark Sanford, Governor, State of South Carolina, affirmed the state’s support of Global Containment Systems, and noted the critical missions of the Savannah River National Laboratory and the role that the Savannah River National Laboratory has in bringing new business to the State.

Steve Clark  President and Chief Operating Officer commented that, “Global Containment Systems, Inc is continuing to see a tremendous amount of interest in our high-end containment products for government, commercial critical environments and isolation barrier systems.  We currently have a significant backlog of high-end containment and isolation barrier systems work.  Flanders Corporation will be restructuring its corporate entities that will result in Global Containments Systems operations coverage to include Washington, North Carolina; Bath, North Carolina; Salt Lake City, Utah; Stafford, Texas and now the new facility in Aiken, South Carolina.  The expansion in South Carolina will provide Global Containment Systems a state of the art facility with the room necessary to provide in place testing, integration, process control verification prior to shipment to the site.  With the ability to provide in house engineering, design, manufacturing, integration, balancing, control verification and final testing and final installation, Global Containment should be in a unique position to serve this developing market.  In addition, Global Containment Systems, Inc has a competitive advantage with customers requiring high end, high purity containment systems, given our long experience in what was, historically, a niche specialty manufacturing market.”

The restructured companies falling within the Global Containment Systems operation  generated approximately $50 million in sales for 2004 and are budgeted to do over $65 million in 2005 without including any contribution from the Aiken site or work from the Mixed Oxide Fuel Project (MOX).

Global Containment Systems, Inc.  is a wholly owned subsidiary of Flanders Corporation.

Global Containment Systems is a ASME NQA-1 company providing design, engineering, scheduling, procurement and document control, design control, manufacturing and fabrication, integration, mechanical, electrical, instrumentation and piping, and erection, start-up, testing, balancing, and acceptance, project and construction management, preventative maintenance, aftermarket service.

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk.  These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome.  These factors include market acceptance of Flanders’ products, including products from its Global Containment Systems, Inc subsidiary, the ability to secure contracts for Global Containment, the ability to fulfill orders processed, business generated as expected, competition in the marketplace for Flanders' products, the success of retailers and distributors through which Flanders sells its products, Flanders' ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, and the development of increased demand for its high-end products.  Many of these factors are not within Flanders’ control.  These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.